EXHIBIT 3.1
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                           CERTIFICATE OF DESIGNATION
                                       OF
                              XYBERNAUT CORPORATION

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

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                            SERIES D PREFERRED STOCK

         Xybernaut Corporation, a Delaware corporation (the "Corporation"), hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Corporation:

                  RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), there hereby is created, out of the 6,000,000 shares of Preferred Stock, par value $0.01 per share, of the Corporation authorized in Article Fourth of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock of the Corporation consisting of 10,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions:

1. DESIGNATION AND AMOUNT. This series of Preferred Stock shall be designated "Series D Preferred Stock" and the authorized number of shares constituting such series shall be 10,000. The par value of the Series D Preferred Stock shall be $0.01 per share. The Series D Preferred Stock shall have a stated value of $1,000 per share.

2.       DIVIDENDS.

                  a. The holders of shares of Series D Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors, dividends at the rate of five percent (5%) of the stated Liquidation Preference (as defined below) per share per annum, and no more, payable, in the discretion of the Board of Directors of the Corporation in shares of the common stock of the Corporation, par value $0.01 per share (the "Common Stock"), or in cash. Such dividends on the Series D Preferred Stock shall be payable only at conversion of the Series D Preferred Stock into shares of Common Stock. Such dividends on the Series D Preferred Stock are prior and in preference to any declaration or payment of any distribution (as defined below) on any outstanding shares of Common Stock or any other equity securities of the Corporation ranking junior to the Series D Preferred Stock as to the payment of dividends. Such dividends shall accrue on each share of Series D Preferred Stock from day to day from the date of initial issuance thereof whether or not earned or declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not

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         been paid on, or declared and set apart for, all shares of Series D
         Preferred Stock at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares on a pro rata basis with all other equity securities of the Corporation ranking on a parity with the Series D Preferred Stock as to the payment of dividends before any distribution shall be paid on, or declared and set apart for Common Stock or any other equity securities of the Corporation ranking junior to the Series D Preferred Stock as to the payment of dividends.

                  b. For purposes hereof, unless the context otherwise requires, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Company, or the purchase or redemption of shares of the Corporation (other than redemptions set forth in Paragraph 5 below or repurchases of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase) for cash or property.

3.       PREFERENCES ON LIQUIDATION.

                  a. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of the Series D Preferred Stock then outstanding, shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Corporation's Common Stock, an amount equal to the sum of one thousand dollars ($1,000.00) per share of Series D Preferred Stock (the "Liquidation Preference"), plus all accrued and unpaid dividends thereon to the date of payment.

                  b. If upon liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series D Preferred Stock the full Liquidation Preference plus accrued and unpaid dividends to which they respectively shall be entitled, the holders of the Series D Preferred Stock together with the holders of any other series of Preferred Stock ranking on a parity with the Series D Preferred Stock as to the payments of amounts upon liquidation, dissolution or winding up shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of all such shares held by the respective stockholders thereof upon such distribution if all amounts payable on or with respect to said shares were paid in full.

                  c. For purposes of this Paragraph 2, the sale or other disposition (for cash, shares of stock, securities or other consideration), of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation but the merger or consolidation of the Corporation into or with another corporation into or with the Corporation, shall not be deemed to be a liquidation, winding up or dissolution of the Corporation.

                  d. The holders of Series D Preferred Stock shall have no priority or preference with respect to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees, directors or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Corporation and such persons.

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4.       CONVERSION RIGHTS.

                  The holders of Series D Preferred Stock shall have conversion rights as follows:

                  a. At any time on or after the earlier of: (i) the effective date of the registration statement or (ii) on the one hundred twenty-first (121st) day after the date of issuance of the first tranche of Series D Preferred Stock, up to thirty percent (30%) of the shares of Series D Preferred Stock issuable to each of the holders thereof may be converted, at the option of the holders thereof. On or after each of the two subsequent thirty (30) day periods immediately thereafter (the "Initial Periods"), an additional thirty percent (30%) of the shares of Series D Preferred Stock issuable to each of the holders thereof may be converted, on a cumulative and pro rata basis, at the option of the holders thereof. On or after the thirty (30) day period following the Initial Periods, an additional ten percent (10%) of the shares of Series D Preferred Stock issuable to each of the holders thereof may be converted, on a cumulative and pro rata basis, at the option of the holders thereof. The number of shares of fully paid and nonassessable Common Stock into which each share of Series D Preferred Stock may be converted shall be determined by dividing the Liquidation Preference by the Conversion Price (as hereinafter defined) in effect on the Conversion Date.

                  b. For purposes of this Paragraph 4, (i) "Conversion Price" means an amount equal to the lesser of (a) 100 percent (100%) of the closing bid price of the Common Stock as reported by Bloomberg L.P. on the trading day immediately preceding the Tranche I Closing Date (as such term is defined in the Securities Purchase Agreement dated as of March 8, 1998 (the "Securities Purchase Agreement")), or (b) 100 percent (100%) of the "Market Price," where "Market Price" is defined as the average of the three (3) lowest closing bid prices, not necessarily consecutive, of the Common Stock during the twenty (20) day trading period immediately preceding the Conversion Date; and (ii) "Conversion Date" means the date on which the holder of the Series D Preferred Stock has telecopied the Notice of Conversion (as hereinafter defined) to the Corporation, which date shall not be prior to the earlier of: (a) the effective date of the registration statement or (b) on the one hundred twenty-first (121st) day after the date of issuance of the first tranche of Series D Preferred Stock.

                  c. A holder may convert in whole or in part, the Series D Preferred Stock into Common Stock held by such holder by telecopying an executed and completed Notice of Conversion in the form annexed hereto as Exhibit A (a "Notice of Conversion") to the Corporation (at Fax Number 703-222-7660 Attention: Steven Newman and Jeffrey Pagano) to the Corporation and delivering the original Notice of Conversion and the certificate representing the shares of Series D Preferred Stock to the Corporation by express courier within five (5) business days after the date of the Notice of Conversion. Each date on which a Notice of Conversion is telecopied to and received by the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will transmit the certificates representing the Common Stock issuable upon conversion of all or any part of the shares of Series D Preferred Stock (together with the certificate representing portions of the shares of Series D Preferred Stock not so converted) to the holder via express courier within five (5) business days after the Corporation has received the original Notice of Conversion and shares certificate being so converted. The Notice of Conversion and certificate representing the portion of the shares of Series D Preferred Stock converted shall

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         be delivered to the Corporation at its principal executive offices or to such other person at such other place as the Corporation designates to the holder in writing.

                  d. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock on the Conversion Date, as determined by the Corporation's Board of Directors. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion unless either the certificates evidencing such shares of Series D Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

                  e. Subject to subparagraph (c) above, the Corporation shall issue and deliver at such office to such holder of Series D Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder, or order, in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any accrued and unpaid dividends on the converted Series D Preferred Stock, and a certificate for any shares of Series D Preferred Stock not so converted.

                  f. Upon any conversion of Series D Preferred Stock pursuant to this Paragraph 4 the shares of Series D Preferred Stock which are converted shall not be reissued and shall not be considered outstanding for any purposes. Upon conversion of all of the then outstanding Series D Preferred Stock pursuant to this Paragraph 4 and upon the taking of any action required by law, all matters set forth in this Certificate of Designation shall be eliminated from the Certificate of Incorporation, shares of Series D Preferred Stock shall not be deemed outstanding for any purpose whatsoever and all such shares shall be retired and canceled and shall not be reissued.

                  g. Any transmittal or other communications required by the provisions of Paragraphs 4 and 5(a) to be given to the holders of shares of Series D Preferred Stock shall be deemed effectively given
         (i) on the date delivered, if transmitted by facsimile (with a machine generated confirmation) or (ii) five business days after deposit in the United States mail, first class, postage prepaid and addressed to each holder of record at its address, on the next business day, if sent by a recognized international courier (with all costs prepaid), in the manner set forth in the Securities Purchase Agreement, with all required copies set forth therein.

                  h. Subject to the Exchange Cap (as defined below), each share of Series D Preferred Stock which remains outstanding on the second anniversary of the date of issuance of the first tranche of Series D Preferred Stock shall automatically be converted on such date into shares of Common Stock.

                  i. The Corporation shall at all times when any shares of Series D Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series D Preferred Stock.

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                  j. The Corporation shall not be obligated to issue upon
         conversion of the Series D Preferred Stock, in the aggregate, shares of Common Stock equal to more than 19.99% of the Common Stock outstanding on the date of issuance of the Series D Preferred Stock (such amount to be proportionately and equitably adjusted from time to time in the event of stock splits, stock dividends, combinations, reverse stock splits, reclassification, capital reorganizations and similar events relating to the Common Stock) (the "Exchange Cap") if issuance of a larger number of shares of Common Stock would constitute a breach of the Company's obligations under the rules or regulations of The Nasdaq Stock Market, Inc. ("Nasdaq") or any other principal securities exchange or market upon which the Common Stock is or becomes traded. If the conversion of any shares of Series D Preferred Stock would result in the issuance of shares of Common Stock which in the aggregate will equal or exceed the Exchange Cap, the Corporation shall within ten (10) days of such conversion request (x) call a meeting of its stockholders in order to seek approval as required by the applicable rules or regulations of Nasdaq for issuances of Common Stock in excess of the Exchange Cap, which stockholders meeting shall take place within seventy-five (75) days of such conversion request, and (y) file a proxy statement in order to seek approval of the stockholders of the Corporation as required by the applicable rules or regulations of Nasdaq for issuances of Common Stock in excess of the Exchange Cap. The Corporation shall comply with all applicable rules and regulation of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Nasdaq, as applicable, at the expense of the Corporation. If the Corporation obtains the approval of stockholders as required under the rules or regulations of Nasdaq, the Corporation shall be obligated to issue upon conversion of the Series D Preferred Stock, in the aggregate, shares of Common Stock in excess of the Exchange Cap. If the Corporation does not obtain the approval of stockholders as required under the rules or regulations of Nasdaq or fails to call the stockholders meeting within the time herein, the Corporation shall be in default hereunder and the holders shall have all their rights and remedies.

                  k. Notwithstanding the foregoing provisions, in no event (except with respect to an automatic conversion of the Series D Preferred Stock as provided in Paragraph 4(h) above) shall holders of Series D Preferred Stock be entitled to convert any shares of Preferred Stock to the extent after such conversion, the sum of (1) the number of shares of Common Stock beneficially owned by the holders of Series D Preferred Stock and their affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series D Preferred Stock and the unexercised portion of any Warrants), and (2) the number of shares of Common Stock issuable upon the conversion of the Series D Preferred Stock and exercise of the Warrants with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holders and their affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, except as otherwise provided in clause (1) of such proviso. The preceding shall not interfere with any Series D Preferred Stock holder's right to convert the Series D Preferred Stock or exercise the Warrants which in the aggregate total more than 4.99% of the outstanding shares of Common Stock, over time, as long as no single holder of Series D Preferred Stock owns more than 4.99% of the outstanding Common Stock at any given time.


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5.       REDEMPTION.

                  a. The Corporation may, at the option of the Board of Directors, redeem all or a portion of the outstanding shares of the Series D Preferred Stock upon five (5) business days prior written notice to the holders of the Series D Preferred Stock (the "Redemption Notice") at the redemption price set forth in subparagraph (b) below. The Corporation may not serve a Redemption Notice unless it has immediately available funds for a minimum of the amount it intends to redeem in a bank account controlled by the Corporation. The Redemption Notice shall be given in accordance with Paragraph 4(g) above. Such notice shall state the date of redemption (the "Redemption Date"), the Redemption Price (as hereinafter defined), the number of shares of Series D Preferred Stock of such holders to be redeemed and shall call upon such holders to surrender to the Corporation on the Redemption Date at the place designated in the notice such holders' redeemed stock. The Redemption Date shall be no more than five (5) business days after receipt of written notice from the Corporation. If the Corporation fails to pay the Redemption Price by the sixth trading day following the Redemption Date, the redemption will be declared null and void and the Corporation shall lose its right to serve a Redemption Notice in the future. On or after the Redemption Date, the holders of shares of Series D Preferred Stock called for redemption shall surrender the certificates evidencing the shares called for redemption to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. Subject to the notice requirement of the immediately following sentence, the holder of Series D Preferred Stock shall be allowed to convert up to a maximum of twenty percent (20%) of the total amount of Series D Preferred Stock issuable to such holder. If the holder elects to convert the Series D Preferred Stock after receipt of the Redemption Notice, the Corporation must receive such conversion within three (3) business days from the time the Redemption Notice is received by the holder.

                  b. Subject to the terms of Paragraph 5(a) above, the Company shall have the option to redeem all or a portion of all the outstanding shares of Series D Preferred Stock at a cash price equal to:

                           (i) if the redemption occurs within 60 days after the date of issuance of the first tranche of Series D Preferred Stock, 108% of the Liquidation Preference plus any accrued but unpaid dividends;

                           (ii) if the redemption occurs between 61 and 120 days after the date of issuance of the first tranche of Series D Preferred Stock, 112% of the Liquidation Preference plus any accrued but unpaid dividends; or

                           (iii) if the redemption occurs 121 days or more after the date of issuance of the first tranche of Series D Preferred Stock, 115% of the Liquidation Preference plus any accrued but unpaid dividends (the "Redemption Price").

                  c. From and after the Redemption Date (unless default shall be made by the Corporation in duly paying the Redemption Price in which case all the rights of the holders of such

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         shares shall continue), the holders of the shares of the Series D
         Preferred Stock called for redemption shall cease to have any rights as stockholders of the Corporation, except the right to receive, without interest, the Redemption Price thereof upon surrender of certificates representing the shares of Series D Preferred Stock, and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation and shall not be deemed outstanding for any purpose whatsoever.

                  d. There shall be no redemption of any shares of Series D Preferred Stock of the Corporation where such action would be in violation of applicable law.

6.       VOTING RIGHTS.

                  Except as otherwise required by law, the holders of the Series D Preferred Stock shall not be entitled to vote upon any matter relating to the business or affairs of the Corporation or for any other purpose.

7.       STATUS.

                  In case any outstanding shares of Series D Preferred Stock shall be redeemed, the shares so redeemed shall be deemed to be permanently canceled and shall not resume the status of authorized but unissued shares of Series D Preferred Stock.

8.       RANKING; CHANGES AFFECTING SERIES D.

                  a. The Series D Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution,
         (i) rank senior to any of the Corporation's Common Stock and any other class or series of stock of the Company which by its terms shall rank junior to the Series D Preferred Stock, and (ii) rank junior to any other class or series of stock of the Company which by its terms shall rank senior to the Series D Preferred Stock and (iii) shall rank on a pari passu basis with any other series of Preferred Stock of the Corporation.

                  (b) So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not (i) alter or change any of the powers preferences, privileges, or rights of the Series D Preferred Stock; or (ii) amend the provisions of this Paragraph 8, in each case, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Series D Preferred Stock, as to changes affecting the Series D Preferred Stock.



                                  [end of page]


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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designation to be signed by its President this 8th day of March, 1999.



                                        /s/ Edward G. Newman
                                        ----------------------------------------
                                            Edward G. Newman, President



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                                                                       EXHIBIT A




                              NOTICE OF CONVERSION

                (To be Executed by the Registered Holder in order
                    to Convert the Series D Preferred Stock)


         The undersigned hereby irrevocably elects to convert ___ shares of Series D Preferred Stock, Certificate No. ___ (the "Preferred Stock") into shares of common stock of XYBERNAUT CORPORATION (the "Company") according to the conditions hereof, as of the date written below.

The undersigned represents and warrants that

         (i) All offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Preferred Stock shall be made in compliance with Regulation D, pursuant to an exemption from registration under the Securities Act, or pursuant to registration of the Common Stock under the Act, subject to any restrictions on sale or transfer set forth in the Securities Purchase Agreement between the Company and the original holder of the Certificate submitted herewith for conversion.

         (ii) Upon conversion pursuant to this Notice of Conversion, the undersigned will not own or be deemed to beneficially own 4.99% or more of the then issued and outstanding shares of the Company as provided in the Certificate for the Preferred Stock.


         ____________________________        ______________________________
         Date of Conversion                  Applicable Conversion Price

         ____________________________        ______________________________
         Number of Common Shares upon        $ Amount of Conversion
         Conversion

         ____________________________        ______________________________
         Signature                            Name


    Address:                                 Delivery of Shares to:



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